Exhibit 4.2

FIRST AMENDMENT TO WARRANT AGREEMENT

Dated as of August 1, 2023

THIS FIRST AMENDMENT TO THE WARRANT AGREEMENT (this “Amendment”), dated as of August 1, 2023, is by and between Compute Health Acquisition Corp., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (in such capacity, the “Warrant Agent”).

WHEREAS, the Company and the Warrant Agent entered into that certain Warrant Agreement, dated as of February 4, 2021 (the “Original Warrant Agreement”);

WHEREAS, the Company and the Warrant Agent desire to amend the Original Warrant Agreement in accordance with Section 9.8 thereof;

WHEREAS, Section 9.8 of the Original Warrant Agreement provides that the Company may amend the Original Warrant Agreement with the vote or written consent of the Registered Holders of at least 50% of each of the then outstanding Public Warrants and Sponsor Warrants; and

WHEREAS, such requisite vote has been obtained.

NOW, THEREFORE, in consideration of the agreements set forth in this Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:

1.	Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Original Warrant Agreement.

2.	To add a new Section 3.4 immediately following Section 3.3, which shall read as follows:

Business Combination. Notwithstanding any other provision in this Agreement, upon the completion by the Company of an initial Business Combination, (i) each Public Warrant will be exchanged for 0.6125 Public Warrants of the surviving or ultimate parent entity following such initial Business Combination (“Pubco”), (ii) each Public Warrant of Pubco will be exercisable for 1.420455 shares of Common Stock of Pubco at a Warrant Price of $8.10 per share, (iii) the duration of the Warrants, as set forth in Section 3.2, shall be extended to 5:00 p.m., New York City time on the date that is seven (7) years after the date on which the Company completes its initial Business Combination and (iv) the $18.00 per share redemption trigger price described in Sections 2.6, 6.1 and 6.5 hereof will be adjusted (to the nearest cent) to be equal to $12.67 and the $18.00 per share Reference Value described in Section 3.2 will be adjusted (to the nearest cent) to be equal to $12.67.

3.	Section 4.4 of the Original Warrant Agreement is hereby deleted in its entirety and replaced with the following:

[Reserved]

4.	The first sentence of Section 4.5 of the Original Warrant Agreement is hereby deleted in its entirety and replaced with the following:

Other than in the case of an initial Business Combination referred to in Section 3.4 hereof, in the case of any reclassification or reorganization of the issued and outstanding shares of Common Stock (other than a change under Section 4.1 or Section 4.2 hereof or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a merger or consolidation in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the issued and outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Warrants shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised his, her or its Warrant(s) immediately prior to such event (the “Alternative Issuance”); provided, however, that (i) if the holders of the shares of Common Stock were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such merger or consolidation, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which each Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of the shares of Common Stock in such merger or consolidation that affirmatively make such election, and (ii) if a tender, exchange or redemption offer shall have been made to and accepted by the holders of the shares of Common Stock (other than a tender, exchange or redemption offer made by the Company in connection with redemption rights held by stockholders of the Company as provided for in the Company’s amended and restated certificate of incorporation or as a result of the repurchase of shares of Common Stock by the Company if a proposed initial Business Combination is presented to the stockholders of the Company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act (or any successor rule)) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act (or any successor rule)) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act (or any successor rule)) more than 50% of the issued and outstanding shares of Common Stock, the holder of a Warrant shall be entitled to receive as the Alternative Issuance, the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in this Section 4; provided, further, that if less than 70% of the consideration receivable by the holders of the shares of Common Stock in the applicable event is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the Registered Holder properly exercises the Warrant within thirty (30) days following the public disclosure of the consummation of such applicable event by the Company pursuant to a Current Report on Form 8-K filed with the Commission, the Warrant Price shall be reduced by an amount (in dollars) equal to the difference of (i) the Warrant Price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) (but in no event less than zero) minus (B) the Black-Scholes Warrant Value (as defined below).

5.	Section 6.1 of the Original Warrant Agreement is hereby deleted in its entirety and replaced with the following:

Redemption of Warrants for Cash. Subject to Section 6.5 hereof, not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time after the date that is ninety (90) days after the date on which the Company completes its initial Business Combination during the Exercise Period, at the office of the Warrant Agent, upon notice to the Registered Holders of the Warrants, as described in Section 6.3 below, at a Redemption Price of $0.01 per Warrant, provided that (a) the Reference Value equals or exceeds $12.67 per share (subject to adjustment in compliance with Section 4 hereof) and (b) there is an effective registration statement covering the issuance of the shares of Common Stock issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the 30-day Redemption Period (as defined in Section 6.3 below).

6.	Section 6.2 of the Original Warrant Agreement is hereby deleted in its entirety and replaced with the following:

Redemption of Warrants for Shares of Common Stock. Subject to Section 6.5 hereof, not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time after the date that is ninety (90) days after the date on which the Company completes its initial Business Combination during the Exercise Period, at the office of the Warrant Agent, upon notice to the Registered Holders of the Warrants, as described in Section 6.3 below, at a Redemption Price of $0.10 per Warrant, provided that (i) the Reference Value equals or exceeds $7.04 per share (subject to adjustment in compliance with Section 4 hereof) and (ii) if the Reference Value is less than $12.67 per share (subject to adjustment in compliance with Section 4 hereof), the Sponsor Warrants are also concurrently called for redemption on the same terms as the outstanding Public Warrants. During the 30-day Redemption Period in connection with a redemption pursuant to this

Section 6.2, Registered Holders of the Warrants may elect to exercise their Warrants on a “cashless basis” pursuant to subsection 3.3.1 and receive a number of shares of Common Stock determined by reference to the table below, based on the Redemption Date (calculated for purposes of the table as the period to expiration of the Warrants) and the “Redemption Fair Market Value” (as such term is defined in this Section 6.2) (a “Make-Whole Exercise”). Solely for purposes of this Section 6.2, the “Redemption Fair Market Value” shall mean the volume weighted average price of the Common Stock for the ten (10) trading days immediately following the date on which notice of redemption pursuant to this Section 6.2 is sent to the Registered Holders. In connection with any redemption pursuant to this Section 6.2, the Company shall provide the Registered Holders with the Redemption Fair Market Value no later than one (1) Business Day after the ten (10) trading day period described above ends.

Redemption Date (period to	Redemption Fair Market Value of shares of Common Stock
expiration of the Warrants)	≤4.96	$5.45	$5.95	$6.45	$6.94	$7.44	$7.93	$8.43	≥8.93
84 months	0.412	0.432	0.449	0.464	0.476	0.487	0.497	0.506	0.513
81 months	0.409	0.429	0.447	0.462	0.475	0.486	0.496	0.505	0.513
78 months	0.405	0.426	0.444	0.460	0.473	0.485	0.496	0.505	0.513
75 months	0.400	0.422	0.441	0.458	0.472	0.484	0.495	0.505	0.513
72 months	0.396	0.419	0.438	0.455	0.470	0.483	0.494	0.504	0.513
69 months	0.391	0.415	0.435	0.453	0.468	0.482	0.494	0.504	0.513
66 months	0.386	0.411	0.432	0.450	0.466	0.480	0.493	0.503	0.513
63 months	0.381	0.406	0.428	0.447	0.464	0.479	0.492	0.503	0.513
60 months	0.375	0.401	0.424	0.444	0.462	0.477	0.491	0.503	0.513
57 months	0.369	0.396	0.420	0.441	0.459	0.475	0.490	0.502	0.513
54 months	0.362	0.391	0.415	0.437	0.457	0.474	0.488	0.501	0.513
51 months	0.355	0.385	0.411	0.434	0.454	0.472	0.487	0.501	0.513
48 months	0.347	0.378	0.405	0.429	0.451	0.469	0.486	0.500	0.513
45 months	0.339	0.371	0.399	0.425	0.447	0.467	0.484	0.499	0.513
42 months	0.330	0.363	0.393	0.420	0.443	0.464	0.482	0.499	0.513
39 months	0.320	0.355	0.386	0.414	0.439	0.461	0.481	0.498	0.513
36 months	0.309	0.345	0.378	0.408	0.434	0.458	0.478	0.497	0.513
33 months	0.297	0.335	0.370	0.401	0.429	0.454	0.476	0.496	0.513
30 months	0.284	0.324	0.360	0.393	0.423	0.450	0.473	0.494	0.513
27 months	0.269	0.311	0.349	0.384	0.416	0.445	0.470	0.493	0.513
24 months	0.253	0.296	0.337	0.374	0.408	0.439	0.467	0.491	0.513
21 months	0.234	0.279	0.322	0.362	0.399	0.433	0.463	0.489	0.513
18 months	0.214	0.260	0.306	0.349	0.389	0.425	0.458	0.487	0.513
15 months	0.190	0.238	0.286	0.332	0.376	0.415	0.452	0.484	0.513
12 months	0.162	0.212	0.262	0.312	0.360	0.404	0.444	0.481	0.513
9 months	0.130	0.180	0.234	0.288	0.340	0.389	0.435	0.476	0.513
6 months	0.092	0.142	0.197	0.256	0.315	0.371	0.423	0.470	0.513
3 months	0.046	0.091	0.149	0.214	0.282	0.348	0.409	0.464	0.513
0 months	—	—	0.060	0.163	0.254	0.331	0.399	0.459	0.513

The exact Redemption Fair Market Value and Redemption Date may not be set forth in the table above, in which case, if the Redemption Fair Market Value is between two values in the table or the Redemption Date is between two redemption dates in the table, the number of shares of Common Stock to be issued for each Warrant exercised in a Make-Whole Exercise shall be determined by a straight-line interpolation between the number of shares set forth for the higher and lower Redemption Fair Market Values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable.

The stock prices set forth in the column headings of the table above shall be adjusted as of any date on which the number of shares issuable upon exercise of a Warrant or the Warrant Price is adjusted pursuant to Section 4 hereof. If the number of shares issuable upon exercise of a Warrant is adjusted pursuant to Section 4 hereof, the adjusted share prices in the column headings shall equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Warrant as so adjusted. The number of shares in the table above shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Warrant. If the Warrant Price of a warrant is adjusted pursuant to Section 4.1.2 hereof, the adjusted stock prices in the column headings shall equal the stock prices immediately prior to such adjustment less the decrease in the Warrant Price pursuant to such Warrant Price adjustment. In no event shall the number of shares issued in connection with a Make-Whole Exercise exceed 0.513 shares of Common Stock per Warrant (subject to adjustment).

7.

All references in the Original Warrant Agreement to “this Agreement”, “the Agreement”, “herein”, “hereof”, “hereunder” or words of similar import shall hereafter be deemed to refer to the Original Warrant Agreement as amended by this Amendment (except that references in the Original Agreement to the “date hereof” or words of similar import shall continue to mean February 4, 2021).

8.

This Amendment and the Original Warrant Agreement constitute the entire agreement among the parties hereto with respect to the matters set forth herein, and there are no other agreements, understandings, warranties or representations with respect to said matters.

9.	Except as expressly amended by this Amendment, the terms and provisions of the Original Agreement shall remain in full force and effect.

10.

The terms and provisions of Section 9 of the Original Warrant Agreement are incorporated herein by reference as if set forth in this Amendment in their entirety and shall apply mutatis mutandis to this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

COMPUTE HEALTH ACQUISITION CORP.

By:	/s/ Joshua Fink
Name: Joshua Fink
Title: Co-Chief Executive Officer

[Signature Page to First Amendment to Warrant Agreement]

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, AS WARRANT AGENT

By:	/s/ Stacy Aqui
Name: STACY AQUI
Title: VICE PRESIDENT

[Signature Page to First Amendment to Warrant Agreement]